Exhibit 99.2

Grace News

Media Relations:	Investor Relations:
Andrea Greenan	Susette Smith
T +1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE ANNOUNCES PAUL J. NORRIS’ RESIGNATION FROM ITS BOARD OF DIRECTORS

COLUMBIA, MD — February 9, 2010 — W. R. Grace & Co. (NYSE: GRA) has announced that Paul J. Norris has resigned from its Board of Directors, a transition planned in 2009.  Mr. Norris joined Grace as President and Chief Executive Officer in 1998 and was elected Chairman of the Board in 1999. He served as President until 2003, CEO until 2005 and remained a member of Grace’s Board after relinquishing the Chairman responsibility in 2008. The Grace Board has nine members after Mr. Norris’ resignation.

“Paul led Grace through one of the most challenging times in its history,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer. “While managing through this period, Paul sharpened Grace’s focus on growth and productivity. He introduced Six Sigma concepts at Grace and new approaches to safety. Each year, Grace locations around the world strive to receive the Norris Award for outstanding safety performance.  We thank him for his service to Grace and wish him well.”

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

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